Exhibit 24(4)(a)(ii)
Specifications Pages

Type of Contract:	[Qualified]	Contract Date:	[12/01/2011]

Contract Number:	[000000005]	Issue State:	[YS]

Owner:	[John X. Doe]	Owner’s Age & Sex:	[55] [Male]

Annuitant:	[John X. Doe]	Annuitant’s Age & Sex:	[55] [Male]

[Co-Owner:]	[ ]	[Co-Owner’s Age & Sex:]	[ ] [ ]

[Co-Annuitant:]	[ ]	[Co-Annuitant’s Age & Sex:]	[ ] [ ]
Plan            [Venture Opportunity O-Series]
[The purpose of the guaranteed minimum withdrawal benefit provided under this annuity contract is to provide security through a stream of income payments to the Owner. The guaranteed minimum withdrawal benefit will terminate upon assignment or a change of ownership of the Contract unless the new assignee or owner meets the qualifications specified in the Termination provision of the guaranteed minimum withdrawal benefit rider.]
The purpose of the guaranteed minimum death benefit provided under this annuity contract or any death benefit rider attached to this Contract is to provide security through a death benefit payment to the Beneficiary. The guaranteed minimum death benefit will terminate upon assignment or a change of ownership of the Contract unless the new assignee or owner meets the qualifications specified in the Termination provision of the guaranteed minimum death benefit rider or the Change of Owner, Annuitant, Beneficiary provision of this Contract.
Fees and Charges

Contract Asset Fee	[0.85%]

	[Owner Elects Electronic Delivery of	[Electronic-Delivery of Financial
	Financial Transaction Confirmations]	Transaction Confirmations is Not Elected by Owner]
Annual Contract Fee	[$0]	[$50]

	Payment Amount	Percentage on Each Contract	Total Percentage for
Payment Based Charge	Breakpoint	Anniversary	Charge Period
	[Less than $50,000]	[0.714%]	[5.00%]
	[$50,000 to $99,999]	[0.643%]	[4.50%]
	[$100,000 to $249,999]	[0.500%]	[3.50%]
	[$250,000 to $499,999]	[0.375%]	[2.50%]
	[$500,000 to $999,999]	[0.286%]	[2.00%]
	[$1,000,000 and above]	[0.179%]	[1.25%]
Charge Period:the [7] year period beginning on the date a payment is allocated to the Contract
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Withdrawal Charges

Age of Payment When Withdrawn
Payment Breakpoint	1	2	3	4	5	6	7
[Less than $50,000]	[5%]	[5%]	[4%]	[4%]	[3%]	[3%]	[2%]
[$50,000 to $99,999]	[5%]	[4%]	[4%]	[3%]	[3%]	[2%]	[2%]
[$100,000 to $249,999]	[4%]	[3%]	[3%]	[2%]	[2%]	[2%]	[1%]
[$250,000 to $499,999]	[3%]	[2%]	[2%]	[2%]	[1%]	[1%]	[1%]
[$500,000 to $999,999]	[2%]	[2%]	[2%]	[1%]	[1%]	[1%]	[1%]
[$1,000,000 and above]	[2%]	[2%]	[1%]	[1%]	[1%]	[1%]	[1%]
Payment Limits

Payment Limits	• Minimum Additional Payment Amount: [$30]
• Maximum Amount: [$1,000,000]
Limits—Transfers and Amount of Partial Withdrawals

Transfer Charges and Limitations— Before Annuity Commencement Date	• Minimum Transfer Amount: $300
• Minimum Investment Account Value: $100
• Minimum Number of Transfers Per Contract Year: one per month and no more than six within the Contract Year
• Transfer Charge: the lesser of $25 or 2% of the amount of each transfer in excess of 12 per Contract Year

Transfer Limitations — On or After Annuity Commencement Date	• Minimum Number of Transfers Per Contract Year: 4

Limitations on Amount of	• Minimum Amount of Partial Withdrawal: [$300]
Partial Withdrawals	• Minimum Investment Account Balance: [$100]
• Minimum Remaining Contract Value: [$1,000]
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Initial Allocation of Net Payment (See Following Page for All Available Investment Options)

Initial Payment		[$100,000.00]

[DCA Account Options:]		[Initial Interest Rate]	[Initial Guarantee Period Expires]
[6 Month DCA Account]	[25.00%]	[1.00%]	[05/01/2012]

Variable Investment Options:
[Lifestyle Balanced PS]	[75.00%]

Total	100.00%
Available Investment Options
Variable Account: [John Hancock Life Insurance Company (U.S.A.) Separate Account H]
Variable Investment Options:
[Lifestyle Balanced]
[Lifestyle Balanced PS]
[Lifestyle Conservative]
[Lifestyle Conservative PS]
[Lifestyle Growth]
[Lifestyle Growth PS]
[Lifestyle Moderate]
[Lifestyle Moderate PS]
[Ultra Short Term Bond]
[Dollar Cost Averaging (DCA) Account Investment Options:]
[6 Month DCA Account]
[12 Month DCA Account]
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Optional Riders
[Enhanced Death Benefit Rider: Marketing Name]

• [Rider Date:]	[12/01/2011]
• [Rider Fee Percentage:]	[0.30%]
• [Total asset Fee Percentage	[1.15%]
(Contract Asset Fee + Rider Fee):]
[Guaranteed Minimum Withdrawal Benefit Rider: Marketing Name]

• [Rider Date:]	[12/01/2011]
• [Maximum Rider Fee Percentage:]	[1.50%]
Annuity Benefits

Maturity Date:	[10/25/2051]

Annuity Option:	Life 10-Year Certain

Annuity Payments — General Information	The rates for Annuity Payments are determined based on:

• Mortality Table: Annuity 2000 Table projected at Scale G, 100% female blend
• Fixed Annuity Payment Interest Rate: 1.00% interest per year
• Variable Annuity Payment Assumed Interest Rate: 1.00%

The amount of each Annuity Payment will depend upon the age of the Annuitant, the Co-Annuitant, if any, or other payee.

For variable annuity payments, the smallest annual rate of investment return which is required to be earned on the assets of the Separate Account so that the dollar amount of such payments will not decrease is [1.87%].
Beneficiary Information
[Jane Doe]
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[Disclosures]
[Pursuant to Section 3 of the Federal Defense of Marriage Act (“DOMA”), same sex-marriages, domestic partnerships and civil unions currently are not recognized for purposes of Federal law. Therefore, the favorable income-deferral options afforded by Federal tax law to an opposite-sex spouse under Internal Revenue Code Sections 72(s) and 401(a)(9) are currently not available to a same-sex spouse, domestic partner or civil union partner. Same-sex spouses, domestic partners or civil union partners who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses, domestic partners and civil union partners recognized by the Issue State remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.]
[This plan is intended to qualify under the Internal Revenue Code for tax-favored status. Language contained in this Contract referring to Federal tax status or rules is informational and instructional and this language is not subject to approval or disapproval by the Interstate Insurance Product Regulation Commission. Please seek the advice of your own tax advisor regarding your individual tax treatment.]
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